Exhibit 16.1

HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

December 12, 2014

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington D.C. 20549

Re: ALPHA NETWORK ALLIANCE VENTURES INC.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA’s, PLLC previously acted as independent accountants to audit the consolidated financial statements of Alpha Network Alliance Venture Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Alpha Network Alliance Venture Inc.’s statements included under Item 4 of its Form 8-K dated December 11, 2014, and we agree with such statements as they relate to us. There were no disagreements between the Company and our firm at the time we resigned. We resigned on our own accord solely as a result of the miscommunication that resulted between both parties in relationship to obtaining a clean set of accounting information for the Company as well as for the Company’s foreign division.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ HARRIS & GILLESPIE CPA’S, PLLC